Exhibit 10.7

EMPLOYMENT AGREEMENT

(NOTE: BEFORE SIGNING, PROSPECTIVE EMPLOYEES SHOULD READ THE FOLLOWING AGREEMENT IN ITS ENTIRETY, MAKE CERTAIN THAT THEY UNDERSTAND IT AND, IF DESIRED, REVIEW IT WITH THEIR ATTORNEYS AND ADVISORS.)

In consideration of my employment and the compensation to be paid to me by PharMEDium Healthcare Corporation, PharMEDium Services, LLC or any of its affiliated companies, and their respective successors or assigns (collectively, “PharMEDium”), I agree as follows:

1.	For purposes of this agreement:

(a)	“Competing Products” means products, processes, or services of any person or organization other than PharMEDium, in existence or under development, which are substantially the same, may be substituted for, or applied to substantially the same end use as the products, processes or services sold, conceived or developed by PharMEDium during the time of my employment with PharMEDium.

(b)	“Competing Organization” means persons or organizations, including myself, engaged in, or about to become engaged in, research or development, production, distribution, marketing, providing or selling of a Competing Product.

(c)	“Confidential Information” means information relating to the present or planned business of PharMEDium which has not been released publicly by authorized representatives of PharMEDium. I understand that Confidential Information may include, for example, Trade Secrets, Inventions, know-how and products, customer, patient, supplier and competitor information, sales, pricing, cost and financial data, research, development, marketing and sales programs and strategies, manufacturing, marketing and service techniques, processes and practices, and regulatory strategies. I understand further that Confidential Information also includes all information received by PharMEDium under an obligation of confidentiality to a third party. “Invention” means procedures, systems, machines, methods, processes, uses, apparatuses, compositions of matter, designs or configurations, computer programs of any kind, or any improvements of the foregoing, discovered, conceived, reduced to practice, developed, made, or produced, and shall not be limited to the meaning of “Invention” under the United States patent laws.

(d)	“Items” include documents, reports, drawings, photographs, designs, specifications, formulae, plans, samples, research or development information, prototypes, tools, equipment, proposals, marketing or sales plans, customer information, customer lists, patient information, regulatory files, financial data, costs, pricing information, supplier information, written, printed or graphic matter, or other information and materials that concern PharMEDium’s business that come into my possession or about which I have knowledge by reason of my employment.

(e)	“Trade Secrets” include all information known to PharMEDium encompassed in any Item, or in any manufacturing process, method of production, concept or idea, to the extent that such information has not been released publicly by duly authorized representatives of PharMEDium.

2.	I will exert my best efforts in the performance of my duties as an employee of PharMEDium and will remain loyal to PharMEDium during the term of my employment. I acknowledge and agree that PharMEDium is my primary employer and that any secondary employment which may detract from my work with PharMEDium must be approved by a supervisor. I am not presently engaged in, nor shall I, during the term of my employment with PharMEDium, enter into any employment or agency relationship with any third party whose interests might conflict with those of PharMEDium. I do not presently, nor shall I during the term of my employment with PharMEDium, possess any significant interest, directly, through my family, or through organizations or trusts controlled by me, in any third party whose interest might conflict with those of PharMEDium.

3.	Each Item and all Confidential Information that comes into my possession by reason of my employment are the property of PharMEDium and shall not be used by me in any way except in the course of my employment by and for the benefit of PharMEDium. I will not remove any Item from premises owned or leased by PharMEDium except as my duties shall require, and upon the termination of my employment all Items in my possession or under my control will be turned over to my supervisor at PharMEDium.

4.

I understand that any entrusting of Confidential Information to me by PharMEDium is done in reliance on a confidential relationship arising out of my employment with PharMEDium. I further understand that Confidential Information that I may acquire or to which I may have access, especially with regard to research and development projects and findings, formulae, designs, formulation, processes, the identity of suppliers, customers and patients, methods of manufacturer, and cost and pricing data, is of great value to PharMEDium. Accordingly, I will preserve as confidential all Confidential Information that has been or may be obtained by me. I will not, without written authority from PharMEDium, use for my own benefit or purposes, or disclose to others, either during my employment or thereafter, except as required by my employment with PharMEDium, any Confidential Information or any copy or notes made from any item embodying Confidential Information. I understand that my obligations with respect to Confidential Information shall continue even after termination of my employment with PharMEDium. These restrictions concerning use and disclosure of Confidential Information shall not apply to information which is or becomes publicly known by lawful means, or comes into my possession from sources not under any obligation of confidentiality to PharMEDium. I further acknowledge that the Illinois Trade Secrets Act and the Uniform Trade Secrets Act which applies to other states impose an obligation on me to maintain the confidentiality of all PharMEDium business information so long as that information meets the definition of a “trade secret” under ITSA and UTSA.

5.	Throughout the term of my employment by PharMEDium and for a period of one year thereafter, I will not render services, directly or indirectly, to any Competing Organization within such geographic limits as PharMEDium and such Competing Organization are, or would be, in actual competition. I understand that services rendered to such Competing Organization in an executive, scientific, administrative, or consulting capacity in connection with Competing Products are in support of actual competition in various geographic areas and thus fall within the prohibition of this agreement regardless of where such services physically are rendered.

6.	Throughout the term of my employment by PharMEDium and for a period of one year thereafter, I will not, either directly or indirectly, on my own behalf or on behalf of any other entity, solicit for employment or for an independent contractor relationship any person who was an employee or independent contractor of PharMEDium at any time during the then immediately preceding six (6) month period.

7.	I agree that during the course of my employment with PharMEDium that I will not disparage the Company or any of its affiliates, directors, officers or employees in any manner whatsoever and through word of mouth or any media, including the Internet, newspapers, radio and television, social networking sites and blogs. I further agree that disparaging the Company anonymously will be a violation of this Agreement and that PharMEDium has the right to seek information regarding the source of any anonymous postings. This prohibition on disparagement shall not only include the business practices of PharMEDium but any personal information about any of the Company’s directors, officers or employees, whether based on fact, opinion or rumor. I further acknowledge that, even after my employment with PharMEDium ends, publishing of libelous or slanderous information about PharMEDium or any of its officers, directors, employees or affiliates can subject me to a lawsuit for that publication.

8.	Throughout the term of my employment by PharMEDium and at all times thereafter, I will make every effort to contact PharMEDium’s Chief Executive Officer if I am served with a subpoena or other legal process asking for a deposition, testimony or other statement, or other potential evidence to be used in connection with any lawsuit to which PharMEDium is a party.

9.	All Inventions related to the present or planned business of PharMEDium, which are conceived or reduced to practice by me, either alone or with others, during the period of my employment or during a period of one year after termination of such employment, whether or not done during my regular working hours, are the sole property of PharMEDium.

10.	I will disclose promptly and in writing to PharMEDium, through my supervisor, all Inventions which I may discover, conceive, reduce to practice, develop, make or produce during the term of my employment by PharMEDium, and I agree to assign to PharMEDium or its nominee all my right, title, and interest in and to such Inventions. I agree not to disclose any of these Inventions to others, without the express consent of PharMEDium, except as required by my employment.

11. (a)	I will, at any time during or after my employment, on request of PharMEDium, execute specific assignment documents in favor of PharMEDium or its nominee of my interest in and to any of the Inventions covered by this agreement, as well as execute all papers, render all assistance, and perform all lawful acts which PharMEDium considers necessary or advisable for the preparation, filing, prosecution, issuance, procurement, maintenance or enforcement of patent applications and patents of the United States and foreign countries for these Inventions, and for the transfer of any interest I may have therein. I will execute any and all papers and documents required to vest title in PharMEDium or its nominee in the above Inventions, patent applications, and interests.

(b)	I understand that if I am not employed by PharMEDium at the time I am requested to execute any document under paragraph 10(a), I shall receive fifty dollars ($50.00) for the execution of each document, and one hundred fifty dollars ($150.00) per day of each day or portion thereof spent at the request of PharMEDium in the performance of acts pursuant to paragraph 10(a), plus reimbursement for any out-of-pocket expenses incurred by me at PharMEDium’s request in such performance.

(c)	I further understand that the absence of a request by PharMEDium for information, or for the making of an oath, or for the execution of any document, shall in no way be construed to constitute a waiver of PharMEDium’s rights under this agreement.

12.	I have disclosed to PharMEDium all continuing obligations which I have with respect to the assignment of inventions to any previous employers, and I claim no previous unpatented Inventions as my own, except for those which have been reduced to practice and which are shown on a schedule, if any, attached to this agreement. I understand that PharMEDium does not seek any confidential information which I may have acquired from a previous employer, and I will not disclose any such information to PharMEDium. I also represent that I am not under any restrictions from a previous employer that would prevent me from working for PharMEDium and devoting my full time and effort.

13.	All writings and other works which may be copyrighted (including computer programs) which are related to the present or planned business of PharMEDium and are prepared by me during my employment by PharMEDium shall be, to the extent permitted by law, works made for hire, and the authorship and copyright of the work shall be in PharMEDium’s name. To the extent that such writings and works are not works for hire, I agree to the waiver of “moral rights” in such writings and works, and I hereby assign to PharMEDium all my right, title and interest in and to such writings and works, including copyright.

14.	I will permit PharMEDium and its agents to use and distribute any pictorial images which are taken of me during my employment by PharMEDium as often as desired for any lawful purpose. I waive all rights of prior inspection or approval and release PharMEDium and its agents from any and all claims or demands which I may have on account of the lawful use or publication of such pictorial images.

15.	I understand and agree that this agreement is not a guarantee of continued employment or rate of compensation for any period. My employment is at will. This means I am free to terminate my employment at any time, for any reason, and that PharMEDium retains the same rights.

16.	I agree to abide by the terms of the PharMEDium Employee Handbook, particularly those sections which set forth rules for conduct, and that a violation of those terms can result in discipline up to and including discharge from employment.

17.	I understand that I may be asked to submit to drug testing as a condition of employment or continued employment and consent to such testing as determined by PharMEDium to be appropriate.

18.	The obligations which I have undertaken in paragraphs 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13 and 14 hereof shall survive the termination of my employment by PharMEDium, regardless of whether the termination is initiated by me or PharMEDium.

19.	PharMEDium has a right to make and enforce any other rules and regulations not contrary to this agreement which will also govern my employment.

20.	PharMEDium reserves the right to contact a current or prospective employer of Employee to advise that organization of the obligations imposed by this Agreement and to prevent a breach thereof. PharMEDium may provide a copy of this Agreement, when necessary, to prevent a violation of its terms.)

21.	The provisions of the agreement shall be severable, and in the event that any provision of it is found by any court to be unenforceable, in whole or in part, the remainder of this agreement shall nevertheless be enforceable and binding on the parties.

22.	I agree that, to promote uniformity in the interpretation of this and similar agreements, this agreement shall be governed by the laws of Illinois for contracts made within that state. I further agree that this agreement sets forth the essential elements of the employment agreement between PharMEDium and me. PharMEDium has the right to alter the terms of this Agreement, particularly those which are based on Company policies for conduct, pay and benefits, without my consent but that I will receive notice of such changes. I understand that PharMEDium may, at any time and without further action by me, assign this agreement to any of its affiliated companies with which I may be employed. In the event of such an assignment, the assignee company shall succeed to all the rights held by PharMEDium under this agreement.

(NOTE: PHARMEDIUM WILL SEEK JUDICIAL ENFORCEMENT OF ITS RIGHTS HEREUNDER, AND WILL PURSUE ALL LEGAL REMEDIES UP TO AND INCLUDING THE PROHIBITION OF COMPETITIVE EMPLOYMENT OPPORTUNITIES. UPON LEAVING PHARMEDIUM YOUR ABILITY TO ACCEPT EMPLOYMENT WITH COMPETING ORGANIZATIONS WILL BE LIMITED.)

Date:   4-23-13

EMPLOYEE

/s/ William R. Spalding
Signature

William R. Spalding
Print Name